Exhibit 4.5

           Chesapeake Corporation Stock Purchase Plan
       for Hourly Employees of Wisconsin Tissue Mills Inc.
                   Effective November 1, 1996

1.        Purpose

          The Chesapeake Corporation Stock Purchase Plan for Hourly Employees of Wisconsin Tissue Mills Inc. (the "Plan") is intended to encourage ownership of stock of Chesapeake Corporation ("Chesapeake") by certain hourly-paid employees of Wisconsin Tissue Mills Inc. and its subsidiaries and to provide an additional incentive for employees to remain with and promote the success of the business of Chesapeake and its subsidiaries.

2.        Operative Date

          The Plan is effective November 1, 1996.

3.        Definitions

          (a) Applicable Percentage means (1) the percentage that shall be prescribed by the Compensation Committee before the first day of each Plan Year or (2) the percentage resulting from the computations performed in accordance with the method prescribed by the Compensation Committee for determining the Applicable Percentage, which method shall be prescribed before the first day of each Plan Year. The Applicable Percentage may not exceed 60%.

          (b) Basic Compensation means, for each payroll period, a Participant's regular base hourly rate as of the first day of the month immediately preceding the first day of the Plan Year times forty (40). A Participant's regular base hourly rate does not include overtime payments, shift differential, bonus payments, incentive compensation, gainsharing payments, extra compensation or other similar payments.

          (c) Board of Directors means the Board of Directors of Chesapeake.

          (d) Committee means the person or persons appointed by the Board of Directors or the Compensation Committee to administer the Plan with the powers and duties hereinafter stated.

          (e) Company means Wisconsin Tissue Mills Inc. Service with a Subsidiary or predecessor employer before the date that a Subsidiary or division was acquired by the Company or one of its Subsidiaries may be recognized by the Plan in the discretion of the Committee.



          (f)  Compensation Committee means the Executive
Compensation Committee of the Board of Directors of Chesapeake
Corporation.

           Chesapeake Corporation Stock Purchase Plan
       for Hourly Employees of Wisconsin Tissue Mills Inc.
                   Effective November 1, 1996

          (g) Continuous Employment means employment with the Company or an affiliate that is not interrupted, provided that employment shall not be considered interrupted by reason of absence due to regular vacation, service in the armed forces or under any compulsory manpower act, jury duty, sickness, injury for which compensation is being paid by the Company or an affiliate or its insurer under any workers' compensation law, or any leave of absence granted the Company or an affiliate, provided that such absence does not continue beyond reasonable periods to be established by the Committee.

          (h) Employee means any person employed by the Company who is compensated on an hourly basis and who is located at one of the Company's operations listed on Exhibit I hereto. Employee does not include an independent contractor or a leased employee (as defined in section 414(n) of the Internal Revenue Code of 1986, as amended). Employee does not include individuals who are members of a collective bargaining unit unless inclusion in this Plan is permitted in accordance with a collective bargaining agreement in existence or entered into in the future as a result of good-faith bargaining between an employee representative and the Company.

          (i) Participant means any Employee of the Company who satisfies the requirements of Section 5 and who is participating in the Plan.

          (j) Payroll Deduction means the dollar amount that is determined by multiplying the percentage elected by the Participant in accordance with Section 7 times such Participant's Basic Compensation. A Participant's Payroll Deduction shall be subtracted from his regular pay after deductions for amounts required to be withheld under state and federal income tax laws, FICA and comparable charges.

          (k) Payroll Period means, for any Employee, the period for which he is customarily compensated by the Company.

          (l) Plan Year means the twelve (12) month period beginning on April 1 of each year and ending on the following March 31. Despite the preceding sentence, the Committee, in its discretion, may direct that the Plan Year will be shorter than twelve months. The 1996 Plan Year shall commence on November 1, 1996 and end on March 31, 1997. The Committee, in its discretion, may permit the initial Plan Year for eligible employees of a newly eligible Subsidiary or operation of the Company to commence on any date designated by the Committee.

          (m)  Stock means Common Stock of the Chesapeake
Corporation.

           Chesapeake Corporation Stock Purchase Plan
       for Hourly Employees of Wisconsin Tissue Mills Inc.
                   Effective November 1, 1996


          (n) Subsidiary means a corporation, more than 50% of the voting securities of which are owned by Chesapeake Corporation and/or Chesapeake Corporation's other Subsidiaries or a partnership or joint venture in which Chesapeake Corporation and/or Chesapeake Corporation's other Subsidiaries have more than a 50% profits or ownership interest and that is designated by the Compensation Committee as a Subsidiary for purposes of the Plan, which designation can be revoked for any future Plan Year by the Compensation Committee.

4.        Stock Subject to Plan

          The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan on and after November 1, 1996 shall be 300,000, which number shall be subject to adjustment as the Compensation Committee determines is equitably required in the event of stock dividends, split-ups, recapitalizations or combinations.

5.        Eligible Employees

          Each Employee of the Company who has reached his eighteenth (18th) birthday and has completed at least five (5) months of Continuous Employment with the Company is eligible to participate in the Plan, except an Employee (a) whose customary employment is for less than (i) twenty (20) hours per week, (ii) five (5) months in a calendar year, or (iii) one thousand (1,000) hours in a calendar year or (b) who otherwise fails to qualify under such standards or designations as the Committee may establish from time to time.

6.        Manner of Participation

          (a) Participation in the Plan is entirely voluntary. To become a Participant, an eligible Employee shall, not later than twenty-five (25) days before the beginning of a Plan Year, or at such other date as the Committee shall deem desirable, file a form with his payroll office, authorizing a Payroll Deduction from the eligible Employee's regular pay, commencing with the first Payroll Period of the Plan Year. An Employee who completes his initial five (5) months of Continuous Employment after the first day of the Plan Year may become a Participant in the Plan on the first day of the seventh (7th) month of the Plan Year following the completion of five (5) months of Continuous Employment if he authorizes a Payroll Deduction no later than twenty-five (25) days before that date. With respect to the initial Plan Year for employees of a newly eligible Subsidiary or operation of the

           Chesapeake Corporation Stock Purchase Plan
       for Hourly Employees of Wisconsin Tissue Mills Inc.
                   Effective November 1, 1996


Company, the Committee may establish any date for the deadline for filing the form to authorize a Payroll Deduction as the Committee shall deem desirable.

          (b) An eligible Employee who participated in the Chesapeake Corporation Hourly Employees' Stock Purchase Plan (the "Chesapeake Hourly Plan") prior to November 1, 1996, shall become a Participant in the Plan, unless he elects to the contrary, on November 1, 1996, if he otherwise meets the qualifications of the Plan. Such eligible Employee's existing contributions under the Chesapeake Hourly Plan will be transferred to the Plan and applied to subscriptions for shares of Stock according to the terms of the Plan. A Participant's Payroll Deduction for each Payroll Period thereafter made to the Plan for the 1996 Plan Year shall be in the same amount elected under the Chesapeake Hourly Plan.

          (c) An eligible Employee who during a Plan Year ceases to be a salaried employee of the Company or an affiliate by reason of becoming an Employee of the Company and who participated in the Chesapeake Corporation Salaried Employees' Stock Purchase Plan (the "Chesapeake Salaried Plan") at the time his employment status changed shall become a Participant in the Plan, unless he elects to the contrary, if he otherwise meets the qualifications of the Plan. Unless the Committee directs otherwise, such eligible Employee's existing contributions under the Chesapeake Salaried Plan will be transferred to the Plan and applied to subscriptions for shares of Stock according to the terms of the Plan. Contributions by a Participant in this instance shall be made in the same percentage as such Participant elected under the Chesapeake Salaried Plan times such Participant's Basic Compensation as of the time his employment status changes.

          (d)  After an eligible Employee has become a
Participant in the Plan, his participation therein will continue from year to year thereafter, so long as the Plan continues in effect or until he withdraws from the Plan in accordance with
Section 12 hereof.

7.        Payroll Deductions and Accounts

          A Participant's contribution to the Plan shall be made by deducting the Participant's Payroll Deduction from his regular pay for each Payroll Period in the Plan Year. A Participant's Payroll Deduction is determined by multiplying the percentage specified by the Participant in a payroll deduction authorization form times his Basic Compensation. The percentage specified shall be in multiples of 1% and shall not exceed 5%. The percentage specified may not be changed during the Plan Year. A Participant's Payroll Deduction shall be the same for each Payroll Period. A Participant may contribute to the Plan only by Payroll Deduction. The

           Chesapeake Corporation Stock Purchase Plan
       for Hourly Employees of Wisconsin Tissue Mills Inc.
                   Effective November 1, 1996


Company shall maintain accounts showing the total Payroll
Deduction withheld from each Participant's regular pay during the Plan Year.

8.        Company Contributions

          The Company will, as of the end of each Plan Year, contribute an amount equal to the Applicable Percentage times the Participant's total Payroll Deductions for the Plan during the Plan Year. The Company's contribution will be credited to the Participant's account maintained pursuant to Section 7 as of the end of the Plan Year.

9.        Charges to Participant's Account; Purchase of Stock

          The Company's contribution to the Plan shall be reduced by the amount required to be withheld under state and federal income tax laws, FICA and comparable charges The balance in the Participant's account will be applied at the end of the Plan Year to subscribe for shares of Stock at a price equal to the average of the closing prices of Common Stock of Chesapeake on the New York Stock Exchange (composite tape) for the 20 consecutive trading days immediately preceding the last day of the Plan Year.

No fractional shares will be issued, and any amount not utilized to subscribe for Stock will be credited to the Participant's account for the succeeding Plan Year if he participates in the Plan for the succeeding Plan Year, or if the Participant does not participate in the Plan for the succeeding Plan Year, such amount will be paid to the Participant.

10.       Distribution of Stock

          Certificates representing the number of shares of Stock subscribed for pursuant to Section 9 shall be delivered to each Participant as soon as practicable after the end of the Plan Year. The rights and privileges of a stockholder of Chesapeake shall exist with respect to shares of Stock purchased pursuant to the Plan from and after the date of issue of a Stock certificate.

11.       Transferability

          The rights of a Participant under the Plan may not be transferred or assigned at any time.

           Chesapeake Corporation Stock Purchase Plan
       for Hourly Employees of Wisconsin Tissue Mills Inc.
                   Effective November 1, 1996

12. Termination of Participation in the Plan and Refund of Credit Balance in Account

          (a) A Participant may at any time before the end of the Plan Year and for any reason terminate his participation in the Plan by written notification of his withdrawal therefrom delivered to his payroll office. A Participant's participation in the Plan shall also terminate upon his ceasing to be employed by the Company, upon his death and upon his ceasing to be eligible to participate in the Plan. Upon termination of participation in the Plan, the amount credited to the Participant's account pursuant to Section 7 and any interest payable on his Payroll Deductions and credited to his account as of the end of the prior calendar quarter shall be paid to him or his estate. Interest payable under this Section 12 shall be payable only upon termination of participation in the Plan before the end of the Plan Year and shall be credited to each Participant's Payroll Deductions as of the last day of each calendar quarter until the last day of the calendar quarter preceding the distribution. The interest rate that will be in effect for each Plan Year, or the manner in which such interest rate will be determined, shall be prescribed by the Committee before the first day of that Plan Year.

          (b) A Participant whose participation in the Plan has terminated may not recommence participation in the Plan until the succeeding Plan Year. In the event of termination of participation in the Plan, the Employee will forfeit any contribution the Company would have made at the end of the Plan Year (other than the payment of accrued interest in accordance with this Section 12).

          (c) A Participant whose employment terminates by reason of Retirement may continue as a Participant, without making further contributions, until the end of the Plan
Year next following the Participant's date of Retirement. "Retirement," for purposes of the Plan, means retirement under the terms of a tax-qualified defined benefit pension plan sponsored by the Company or an affiliate.

          (d) A Participant in the Plan who ceases to be an Employee of the Company by reason of becoming a salaried employee of the Company or an affiliate and who meets the requirements set forth in the Chesapeake Salaried Plan, shall become a participant in the Chesapeake Salaried Plan, unless he elects otherwise, at the time during the current Plan Year when he ceases to be an eligible Employee. His contributions under the Plan for the current Plan Year will be transferred to the Chesapeake Salaried Plan and applied to subscriptions for shares of Stock according to the terms of the Chesapeake Salaried Plan.

           Chesapeake Corporation Stock Purchase Plan
       for Hourly Employees of Wisconsin Tissue Mills Inc.
                   Effective November 1, 1996


13.       Suspension of Withholding

          A Participant may suspend his contributions at any time by written notification delivered to his payroll office. In such event, the previous Payroll Deductions contributed by the Participant during the Plan Year will continue to be held by the Company until the end of the Plan Year and the Company will make its contribution based on such amounts. Any Participant who suspends his contributions to the Plan may not resume contributions during the Plan Year in which the contributions have been suspended.

14.       Expenses; Applications of Funds

          All expenses of administering the Plan shall be borne by the Company without charge against any Participant's Plan account. All funds received or held by the Company under this Plan may be used for any corporate purpose.

15.       The Committee

          The Committee shall consist of not less than three (3) nor more than five (5) persons chosen by the Board of Directors or Compensation Committee and may (but need not) include officers or directors of the Company. Vacancies on the Committee from any cause may be filled by the Compensation Committee. The Committee may act by a majority of their number and shall keep a written record of all decisions of the Committee. The Committee shall have full power and authority to administer the Plan, to decide all questions regarding construction and interpretation of the Plan, and to delegate its duties under the Plan. The Committee or its delegate(s) may also pass upon and decide cases presenting unusual circumstances and in so doing shall act in a non-discriminatory manner consistent with and to further the purposes of the Plan. All decisions of the Committee or its delegate(s) shall be final and binding upon all parties. No member or delegate of the Committee shall be liable for any act or omission in connection with the execution of his duties or the exercise of his discretion hereunder, except when due to his own gross negligence or willful misconduct. The Company shall and hereby does indemnify each member and delegate by reason of his membership on or authority granted by the Committee to the same extent and on the same terms as the Company, under its charter and by-laws, indemnifies directors and officers of the Company by reason of their being such directors and officers.

           Chesapeake Corporation Stock Purchase Plan
       for Hourly Employees of Wisconsin Tissue Mills Inc.
                   Effective November 1, 1996


16.       Governing Law

          The place of administration of the Plan shall be conclusively deemed to be within the Commonwealth of Virginia and the validity, construction, interpretation and administration of the Plan and determinations and decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with, the laws of the Commonwealth of Virginia. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan, or any contribution made or purportedly made under or in connection therewith, must be commenced shall be governed by the laws of the Commonwealth of Virginia, irrespective of the place where the act or omission took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

17.       Employer's Rights Not Affected

          Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company to terminate the employment of any Participant at any time for any reason with or without cause.

18.       Conditions to Rights Under the Plan

          No Participant or person claiming under or through any Participant shall have any right to or interest in, whether vested or otherwise, the Plan or its continuance or in or to the Company's contributions under the Plan, whether such contributions be vested, contingent or otherwise, unless and until all the terms, conditions and provisions of the Plan that affect such contributions shall have been fully complied with as specifically provided in the Plan. No cash or other property shall be segregated or earmarked for any individual employee.

19.       Amendment and Discontinuance

          The Board of Directors or its delegate from time to time may modify, amend or terminate the Plan, provided, however, that no termination, modification or amendment of the Plan shall affect a Participant's rights under an outstanding election to purchase shares under the Plan.

           Chesapeake Corporation Stock Purchase Plan
       for Hourly Employees of Wisconsin Tissue Mills Inc.
                   Effective November 1, 1996





                            EXHIBIT I

                    Participating Operations



     Wisconsin Tissue Mills Inc. operations at Flagstaff, Arizona


     Wisconsin Tissue Mills Inc. operations at Bellemont, Arizona